Exhibit 99.1

Contact:          Bobbie Egan
(206) 392-5134

FOR IMMEDIATE RELEASE        Dec. 2, 2010

BRAD TILDEN APPOINTED TO BOARDS OF DIRECTORS
OF ALASKA AIR GROUP AND ALASKA AIRLINES

SEATTLE — The Alaska Air Group board of directors and Bill Ayer, chairman and chief executive officer, today announced the appointment of Brad Tilden to the boards of directors of Air Group and Alaska Airlines. Tilden, the president of Alaska Airlines, oversees the carrier’s operating divisions, as well as Cargo, Marketing, Planning and Revenue Management. Alaska Air Group Inc. (NYSE:ALK) is the parent company of Alaska Airlines and Horizon Air.

“Brad has demonstrated engaging leadership, financial savvy and strong values throughout his two decades at Alaska Air Group,” Ayer said. “We’re pleased to add his seasoned perspective and passion for the business to our boards.”

Tilden was elected president of Alaska Airlines in December 2008. He previously served as chief financial officer and executive vice president of finance for Alaska Air Group. Before joining Alaska in February 1991, he spent eight years with the accounting firm Price Waterhouse at its offices in Seattle and Melbourne, Australia.

Tilden earned a bachelor’s degree in business administration from Pacific Lutheran University and an executive master’s degree in business administration from the University of Washington. He also holds a private pilot’s license.

Tilden is a director of Flow International Corp. and serves on the boards of Pacific Lutheran University and the Chief Seattle Council of the Boy Scouts of America.

Note to media: A high-resolution photograph of Tilden is available for download from Alaska Airlines’ Newsroom (“Executive Leadership” page) at alaskaair.com/newsroom.

Alaska Airlines and Horizon Air together serve more than 90 cities through an expansive network in Alaska, the Lower 48, Hawaii, Canada and Mexico. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Network Carriers” in the J.D. Power and Associates 2008, 2009 and 2010 North America Airline Satisfaction StudiesSM. For reservations, visit alaskaair.com. For more news and information, visit the Alaska Airlines/Horizon Air Newsroom at alaskaair.com/newsroom.